COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


(Amount in thousands of dollars)



                                                                    EXHIBIT 12.2


                                                       PREDECESSOR                                 SUCCESSOR
                            -----------------------------------------------------------------   ----------------
                                                                                                 FOR THE PERIOD
                                                                           FOR THE PERIOD        FROM INCEPTION
                                                                             JANUARY 1,          (SEPTEMBER 14,
                                       FOR THE                                 2001 TO           2001) THROUGH
                                      YEAR ENDED                             DECEMBER 6,          DECEMBER 31,     PROFORMA
                             1997        1998        1999      2000             2001                  2001           2001
                            ------   ------------   -------   -------   ---------------------   ----------------   --------
Pre-tax income (loss) from
  continuing operations...  (7,571)    (21,269)     (16,248)  (10,535)         25,359                (1,271)        (1,771)
Fixed Charges
  Interest expense........  20,987      28,695       28,200    26,102              40                 1,211         19,028
  Amortization of debt
    issuance costs........      --          --           --        --              --                    84          1,189
  Amortization of debt
    discount..............      --          --           --        --              --                    85          1,271
  Interest component of
    rental payments.......     663         513          728       577             388                   121          1,285
Total fixed charges.......  21,650      29,208       28,928    26,679             428                 1,501         22,773
Pre-tax income plus fixed
  charges.................  14,079       7,939       12,680    16,144          25,787                   230         21,002
Ratio of earnings to fixed
  charges.................      (A)         (B)          (C)       (D)           60.3                    (E)            (F)

                            PREDECESSOR    SUCCESSOR
                            ------------   ----------

                              APRIL 1,       MARCH
                                2001        31, 2002
                            ------------   ----------
Pre-tax income (loss) from
  continuing operations...     8,710           994
Fixed Charges
  Interest expense........        17         4,516
  Amortization of debt
    issuance costs........        --           307
  Amortization of debt
    discount..............        --           319
  Interest component of
    rental payments.......       106           364
Total fixed charges.......       123         5,506
Pre-tax income plus fixed
  charges.................     8,833         6,500
Ratio of earnings to fixed
  charges.................      71.9           1.2



(A) For the year ended December 31, 1997, earnings are inadequate to cover fixed charges by $7,571.



(B) For the year ended December 31, 1998, earnings are inadequate to cover fixed charges by $21,269.



(C) For the year ended December 31, 1999, earnings are inadequate to cover fixed charges by $16,248.



(D) For the year ended December 31, 2000, earnings are inadequate to cover fixed charges by $10,535.



(E) For the period from inception (September 14, 2001) through December 31, 2001, earnings are inadequate to cover fixed charges by $1,271.



(F) For the year ended December 31, 2001, earnings are inadequate to cover fixed charges by $1,771.